 Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Announces Fiscal 2018 Third Quarter Financial Results

New Prague, Minnesota – May 8, 2018 – Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended March 31, 2018 (“Q3 FY 2018”).

Q3 FY 2018 Highlights

●	Net revenue increased 6.3% to $7.1 million from $6.7 million during the three months ended March 31, 2017 (“Q3 FY 2017”).

●	Gross profit rose 5.4% to $5.6 million from $5.3 million in Q3 FY 2017.

●	Selling, general and administrative expenses increased 20.9% to $5.1 million, from $4.2 million in Q3 FY 2017, primarily reflecting the hiring of new employees to support revenue growth initiatives.

●	Operating income totaled $485,000, compared to $1.0 million in Q3 FY 2017.

●	Net income equaled $313,000, or $0.04 per diluted share, compared to $648,000, or $0.08 per diluted share, in Q3 FY 2017.

●	Cash flow from operations totaled $342,000, compared to $767,000 in Q3 FY 2017.

●	Field sales employees grew to 48 at the end of Q3 FY 2018 from 35 at the end of Q3 FY 2017.

Kathleen Skarvan, President and Chief Executive Officer of Electromed, commented, “While homecare growth moderated this quarter due to lower sales productivity, we took decisive action and achieved a meaningful uptick in sales productivity and referrals in March, which continued into April. In our institutional business, we resumed positive sales growth in Q3 FY 2018, reflecting new sales leadership and a strategic plan that positions the segment for continued growth heading into fiscal 2019. We remain as enthusiastic as ever about the underpenetrated, growing bronchiectasis market and expect improved homecare growth in fiscal 2019 as our expanded sales force matures and becomes more productive.”

Ms. Skarvan continued, “In March 2018, we published a longitudinal outcomes-based study in Respiratory Therapy magazine that builds on previously published evidence and demonstrates that improved outcomes for bronchiectasis patients can be sustained 2.5 years after starting SmartVest® treatment. We believe our evidence-based sales approach resonates well with pulmonologists and other key decision makers, distinguishing us in the marketplace. SmartVest’s patient therapy monitoring features, ease-of-use and comfort, as well as our dedication to customer service, underpin our confidence as we strive to improve quality of life and outcomes for patients with compromised pulmonary function.”

Q3 FY 2018 Review

Net revenue increased 6.3% to $7.1 million in Q3 FY 2018 from $6.7 million in Q3 FY 2017, driven by higher home care and institutional revenue. Home care revenue rose 6.4% to $6.5 million in Q3 FY 2018 from $6.1 million in Q3 FY 2017. This increase was primarily due to a higher average selling price per device, which was partially offset by a lower level of referrals and approvals as compared to Q3 FY 2017.

Gross profit increased 5.4% to $5.6 million, or 79.0% of net revenue, in Q3 FY 2018 from $5.3 million, or 79.7% of net revenue, in Q3 FY 2017. The increase in gross profit resulted primarily from an increase in home care revenue.

Operating expenses, which include selling, general and administrative (“SG&A”) expenses as well as research and development (“R&D”) expenses, totaled $5.1 million, or 72.1% of net revenue, in Q3 FY 2018 compared with $4.3 million, or 64.1% of net revenue, in the same period of the prior year. SG&A expenses increased 20.9% to $5.1 million in Q3 FY 2018 from $4.2 million in Q3 FY 2017, primarily due to additional employees in sales, annual salary increases, higher share-based equity compensation expense, additional sales incentives on higher revenue accruals, and increased professional fees. R&D expenses totaled $43,000 in Q3 FY 2018 compared to $81,000 in Q3 FY 2017.

Operating income decreased to $485,000 in Q3 FY 2018 from $1.0 million in Q3 FY 2017, primarily reflecting higher SG&A expense.

Net income before income tax expense totaled $486,000 in Q3 FY 2018, compared to $1.0 million in Q3 FY 2017.

Net income equaled $313,000, or $0.04 per diluted share, in Q3 FY 2018, compared to $648,000, or $0.08 per diluted share, in Q3 FY 2017. In Q3 FY 2018, income tax expense totaled $173,000, compared to $380,000 in the same period of the prior year. Income tax expense during Q3 FY 2018 benefitted from a reduced statutory corporate federal tax rate of 21%, compared to 34% in the prior year period, due to the Tax Act that was enacted by the U.S. Government on December 22, 2017, which became effective on January 1, 2018.

Year-to-Date FY 2018 Summary

For the nine months ended March 31, 2018, revenue grew 10.1% to $20.5 million from $18.6 million in the same period of fiscal 2017, driven by a 13.4% increase in home care revenue. Gross margins were 78.8%, compared to 78.4% in the first nine months of fiscal 2017, while net income was approximately $783,000, or $0.09 per diluted share, compared to approximately $1.3 million, or $0.15 per diluted share, in the prior year comparable period

Financial Condition

Electromed’s balance sheet at March 31, 2018 included cash of $7.1 million, current maturities of long-term debt of $1.1 million, working capital of $16.2 million, and shareholders’ equity of $20.5 million.

Conference Call

Management will host a conference call on May 9, 2018 at 8:00 am CT (9:00 am ET) to discuss Q3 FY 2018 financial results and other matters.

Interested parties may participate in the call by dialing:

●	(877) 407-9753 (Domestic)

●	(201) 493-6739 (International)

The conference call will also be accessible via the following link:

http://www.investorcalendar.com/event/28489.

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investor Relations section of Electromed’s web site at: http://investors.smartvest.com/.

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “anticipate,” “believe,” “estimate,” “expect,” “will” and similar words. Forward-looking statements in this release include estimated revenue trends, changes in sales opportunities and our sales force, product and service innovations, referral quality and processing, financial performance, profitability and market trends. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the impact of emerging and existing competitors, the effect of new legislation on the Company’s industry and business, the effectiveness of the Company’s sales and marketing and cost control initiatives, changes to reimbursement programs, as well as other factors described from time to time in the Company’s reports to the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent reports on Form 10-Q and Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Jeremy Brock, Chief Financial Officer	Kalle Ahl, CFA
(952) 758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

Electromed, Inc.

Condensed Balance Sheets

	March 31, 2018	June 30, 2017
	(Unaudited)
Assets
Current Assets
Cash	$7,062,822	$5,573,709
Accounts receivable (net of allowances for doubtful accounts of $45,000)	10,075,211	9,949,759
Inventories	2,207,293	2,559,485
Prepaid expenses and other current assets	483,817	393,319
Income tax receivable	91,103	-
Total current assets	19,920,246	18,476,272
Property and equipment, net	3,165,539	3,303,233
Finite-life intangible assets, net	663,928	721,276
Other assets	97,066	99,868
Deferred income taxes	417,000	460,000
Total assets	$24,263,779	$23,060,649

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$1,112,838	$50,703
Accounts payable	614,866	663,376
Accrued compensation	935,613	946,623
Income taxes payable	-	156,524
Warranty reserve	680,000	640,000
Other accrued liabilities	403,261	438,748
Total current liabilities	3,746,578	2,895,974
Long-term debt, less current maturities and net of debt issuance costs	-	1,097,125
Total liabilities	3,746,578	3,993,099

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares; 8,288,659 and 8,230,167 issued and outstanding at March 31, 2018 and June 30, 2017, respectively	82,887	82,302
Additional paid-in capital	14,694,485	14,028,602
Retained earnings	5,739,829	4,956,646
Total shareholders’ equity	20,517,201	19,067,550
Total liabilities and shareholders’ equity	$24,263,779	$23,060,649

Electromed, Inc.

Condensed Statements of Operations

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2018	2017	2018	2017
Net revenues	$7,090,654	$6,669,638	$20,457,058	$18,587,243
Cost of revenues	1,491,156	1,357,093	4,334,441	4,020,615
Gross profit	5,599,498	5,312,545	16,122,617	14,566,628

Operating expenses
Selling, general and administrative	5,071,724	4,195,156	14,534,886	11,979,261
Research and development	42,665	80,613	170,123	532,255
Total operating expenses	5,114,389	4,275,769	14,705,009	12,511,516
Operating income	485,109	1,036,776	1,417,608	2,055,112

Interest income (expense), net	669	(8,831)	(8,425)	(41,135)
Net income before income taxes	485,778	1,027,945	1,409,183	2,013,977

Income tax expense	173,000	380,000	626,000	731,000
Net income	$312,778	$647,945	$783,183	$1,282,977

Income per share:
Basic	$0.04	$0.08	$0.10	$0.16
Diluted	$0.04	$0.08	$0.09	$0.15

Weighted-average common shares outstanding:
Basic	8,210,695	8,167,112	8,203,599	8,167,112
Diluted	8,613,370	8,452,942	8,634,452	8,449,201

Electromed, Inc.

Condensed Statements of Cash Flows

	Nine Months Ended March 31,
	2018	2017
Cash Flows From Operating Activities
Net income	$783,183	$1,282,977
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	495,797	473,813
Amortization of finite-life intangible assets	85,166	89,813
Amortization of debt issuance costs	5,373	10,871
Share-based compensation expense	604,056	373,913
Deferred income taxes	43,000	13,000
Loss on disposal of property and equipment	-	520
Loss on disposal of intangible assets	-	111,498
Changes in operating assets and liabilities:
Accounts receivable	(125,452)	(1,321,989)
Inventories	373,417	(65,630)
Prepaid expenses and other assets	(90,132)	(49,140)
Income tax receivable	(91,103)	192,685
Income tax payable	(156,524)	17,024
Accounts payable and accrued liabilities	(55,007)	(323,453)
Net cash provided by operating activities	1,871,774	805,902

Cash Flows From Investing Activities
Expenditures for property and equipment	(379,328)	(425,838)
Expenditures for finite-life intangible assets	(27,818)	(60,131)
Net cash used in investing activities	(407,146)	(485,969)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	(37,927)	(36,473)
Payment of deferred financing fees	-	(4,872)
Proceeds from sales of common stock or warrants	62,412	-
Net cash provided by (used in) financing activities	24,485	(41,345)
Net increase in cash	1,489,113	278,588
Cash
Beginning of period	5,573,709	5,123,355
End of period	$7,062,822	$5,401,943

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